UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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VERIZON COMMUNICATIONS INC.

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Explanatory Note

The following communications are expected to be sent on or after April 2, 2012, to certain shareholders of Verizon Communications Inc. and certain proxy advisory firms, respectively.

***

[Verizon Communications Inc. letterhead]

[Date]

[Address]

Dear Investor:

2011 was a year of transformation, strong operational performance and strategic gains for Verizon:

—

Lowell McAdam seamlessly assumed leadership of the Company from our long-time Chairman and CEO, Ivan Seidenberg, reflecting the success of the Board’s long-term talent development and succession planning process.

—	With solid financial performance, Verizon delivered value to our shareholders:
o	18.2% one-year total return
o	51.1% three-year total return
o	2.6% dividend increase (5th consecutive year of increases)

—	Verizon also made significant progress in our strategic transformation to a global solutions company:
o	Extending our already sizeable lead in the availability of our 4G LTE wireless network reaching 200 million people in 190 markets;
o	Expanding our FiOS penetration; and
o	Establishing ourselves as a leader in cloud-based services with the acquisitions of Terremark and Cloudswitch.

Verizon’s Board of Directors believes that its long-standing commitment to good governance practices and linking executive pay to performance and the creation of shareholder value has provided Verizon with a strong foundation for its future growth. With this in mind, I am writing to ask you to consider and support the Board’s positions on the proposals contained in the 2012 proxy statement, a copy of which is enclosed.

Management Say on Pay Proposal (Item 3 on the Proxy Card)

Since 2009 Verizon’s shareholders have had an opportunity to cast an advisory vote related to Verizon’s executive compensation. Last year the compensation of Verizon’s named executive officers was approved by over 92% of the shares voted. We believe that our executive compensation program deserves your support again this year.

Focus on Performance

Verizon’s executive compensation program rewards our executives for achieving short-term business objectives with respect to adjusted earnings per share, total revenue and free cash flow, as well as producing long-term shareholder value. The total compensation opportunity for our senior executives is based approximately 70% on long-term share performance, 20% on achievement of challenging annual performance measures and only 10% on base salary.

For 2011, the Verizon Short-Term Incentive awards were paid at 90% of their targeted level, based on Verizon’s actual results as compared to the challenging performance goals established by the Verizon Human Resources Committee at the beginning of the plan year. In addition, the Human Resources Committee approved a payout for the 2009-2011 performance stock unit (PSU) awards at 75% of the target level, based on Verizon’s Total Shareholder Return (TSR) ranking in the 48th percentile of the companies in the Related Dow Peer group. Verizon’s TSR ranked 18th, or just below the median, out of the 34 companies in the peer group. Under the terms of the plan, Verizon’s TSR must rank at least at the 55th percentile of the peer group in order to generate a payout of 100% of the target level.

Compensation of New Chairman and CEO

In connection with Mr. McAdam’s appointment to CEO, the Board granted him a one-time special equity award to provide additional focus on creating shareholder value over an extended business horizon. This award consists of PSUs and restricted stock units that will vest, subject to his continued employment, after the completion of a five-year performance cycle, and Mr. McAdam is required to hold any shares that vest for at least two years following the vesting date. The PSUs represent 70% of the award and are tied to the achievement of a specific Return on Equity performance criterion. The terms of this award are described in more detail on page 40 of the proxy statement.

Absent this one-time special equity award, Mr. McAdam’s total compensation as reported in the Summary Compensation Table of the proxy statement would have been approximately $13,000,000, as the Board did not increase his base salary and target incentive award opportunities over the amounts established when he assumed the position of President and Chief Operating Officer in 2010. In addition, as noted in Verizon’s proxy statement, Mr. McAdam does not have an employment agreement and he is not eligible to receive any cash severance benefits if he leaves the company for any reason.

Shareholder Proposals (Items 4 through 9 on the Proxy Card)

The proxy statement includes six shareholder proposals. The Board recommends that you vote against each of these proposals for the reasons described in the proxy statement. In particular, please note the following:

—

Adopt Network Neutrality for Wireless Broadband – This proposal requests that Verizon commit to operating its wireless broadband network so as to “not privilege, degrade or prioritize any packet transmitted over its wireless infrastructure based on its source, ownership or destination.” Verizon believes that the rigid operational requirements of this proposal would expose Verizon’s wireless broadband customers to reduced service quality and security and impede our ability to offer services to meet the needs of our customers.

—

Provide Disclosure of Lobbying Activities – Verizon’s lobbying activities are already subject to an extensive framework of laws, public disclosure requirements and internal oversight. Moreover, Verizon discloses all of its corporate and PAC political contributions on its website. As a result, the Board believes that the additional disclosures required by the proposal would provide little or no value to shareholders while imposing significant administrative burdens on the Company.

—

Change Threshold for Shareholder Right to Call a Special Meeting to 15% – Under Verizon’s bylaws, any shareholder who owns at least 10%, or multiple shareholders who own at least 25%, of the Company’s stock may call a special meeting. A special meeting of shareholders is an extraordinary event that is both costly and time-consuming. The Board has carefully considered this issue in each of the past four years and firmly believes that the ownership thresholds contained in the current bylaw provision strike an appropriate balance between the right of shareholders to call a special meeting and the interests of Verizon and its shareholders in promoting the appropriate use of company resources.

—

Reduce Required Vote for Shareholder Action by Written Consent –Verizon’s Board believes that this proposal is unnecessary in the context of Verizon’s overall corporate governance. Shareholders holding far fewer shares than the majority contemplated by the proposal already have the ability to call a special meeting and cause important matters to be addressed in a forum that permits the involvement of all shareholders and constructive engagement with the Board and management.

The proxy statement also includes the following two shareholder proposals that are virtually identical to proposals submitted last year by the same proponents:

—	Vesting of Performance Stock Units; and

—	Disclosure of Prior Government Service

The Board again recommends that you vote against these proposals for the reasons given in the proxy statement.

We appreciate your investment in Verizon and your consideration of the proposals in the proxy statement. We encourage you to support the Board’s position on all of the management and shareholder proposals presented in the proxy statement.

Sincerely,

Marc Reed

Executive Vice President &

    Chief Administrative Officer

Enclosure

***

[Pearl Meyer & Partners letterhead]

[Date]

[Address of proxy advisory firm]

[Salutation]:

Pearl Meyer & Partners serves as the independent compensation consultant to the Human Resources Committee of Verizon’s Board of Directors. As the lead consultant, the Committee asked that I reach out to you to continue our dialogue on Verizon’s executive compensation program.

2011 was a year of transformation, strong operational performance and strategic gains for Verizon:

—

Lowell McAdam seamlessly assumed leadership of the Company from long-time Chairman and CEO, Ivan Seidenberg, reflecting the success of the Board’s long-term talent development and succession planning process.

—	With solid financial performance, Verizon delivered value to its shareholders:
o	18.2% one-year total return
o	51.1% three-year total return
o	2.6% dividend increase (5th consecutive year of increases)

—	Verizon also made significant progress in its strategic transformation to a global solutions company:
o	Extending its already sizeable lead in the availability of its 4G LTE wireless network reaching 200 million people in 190 markets;
o	Expanding FiOs penetration; and
o	Establishing the Company as a leader in cloud-based services with the acquisitions of Terremark and Cloudswitch.

Verizon’s Board of Directors believes that its long-standing commitment to good governance practices and linking executive pay to performance and the creation of shareholder value has provided Verizon with a strong foundation for its future growth. With this in mind, we are writing to ask you to consider and support the Board’s positions on the proposals contained in the 2012 proxy statement, a copy of which is enclosed.

Management Say on Pay Proposal (Item 3 on the Proxy Card)

Since 2009, Verizon’s shareholders have had an opportunity to cast an advisory vote related to Verizon’s executive compensation. Last year, the compensation of Verizon’s named executive officers was approved by over 92% of the shares voted. We believe that Verizon’s executive compensation program deserves your support again this year.

Sound Executive Compensation Practices

Verizon’s Board of Directors has consistently implemented executive compensation practices that are focused on pay-for-performance, with an emphasis on creating long-term shareholder value. Verizon’s compensation program for its named executive officers is structured to reflect best practices in governance and executive compensation, including:

—	No executive employment agreements;
—	No cash severance benefits for the CEO;
—	No guaranteed pension and supplemental retirement benefits;
—	No executive perquisite allowances;
—	No tax gross-up payments;
—	No single-trigger change in control equity payments;
—

A philosophy that references the 50th percentile of Verizon’s peer group for total compensation opportunity, even though Verizon’s market capitalization and annual revenues are significantly larger than the median company in the peer group;

—	A policy that enables the Company to recapture and cancel incentive payments received by an executive who has engaged in financial misconduct;
—	A policy prohibiting the Committee’s independent compensation consultant from doing any other work for the Company; and
—	Requirements that the Board members and executive officers maintain certain stock ownership levels, including a requirement that the CEO maintain at least seven times his base salary in Verizon stock.

Focus on Performance

Verizon’s executive compensation program rewards executives for achieving short-term business objectives with respect to adjusted earnings per share, total revenue and free cash flow, as well as producing long-term shareholder value. The total compensation opportunity for the named executive officers is based approximately 70% on long-term share performance, 20% on achievement of challenging annual performance measures and only 10% on base salary.

For 2011, the Verizon Short-Term Incentive awards were paid at 90% of their targeted level, based on Verizon’s actual results as compared to the challenging performance goals established by the Committee at the beginning of the plan year. In addition, the Committee approved a payout for the 2009-2011 performance stock unit (PSU) awards at 75% of the target level, based on Verizon’s Total Shareholder Return (TSR) ranking in the 48th percentile of the companies in the Related Dow Peer group. Verizon’s TSR ranked 18th, or just below the median, out of the 34 companies in the peer group. Under the terms of the plan, Verizon’s TSR must rank at least at the 55th percentile of the peer group in order to generate a payout of 100% of the target level which effectively requires above median performance to earn a median payout (Page 38 of the proxy statement).

Compensation of New Chairman and CEO

In connection with Mr. McAdam’s appointment to CEO, the Board granted him a one-time special equity award to provide additional focus on creating shareholder value over an extended business horizon. This award consists of PSUs and restricted stock units that will vest, subject to his continued employment, after the completion of a five-year performance cycle, and Mr. McAdam is required to hold any shares that vest for at least two years following the vesting date. The PSUs represent 70% of the award and are tied to the achievement of a specific Return on Equity performance criterion. The terms of this award are described in more detail on page 40 of the proxy statement.

Absent this one-time special equity award, Mr. McAdam’s total compensation as reported in the Summary Compensation Table of the proxy statement would have been approximately $13,000,000, as the Board did not increase his base salary and target incentive award opportunities over the amounts established when he assumed the position of President and Chief Operating Officer in 2010. In addition, as noted in Verizon’s proxy statement, Mr. McAdam does not have an employment agreement and he is not eligible to receive any cash severance benefits if he leaves the company for any reason.

Shareholder Proposals (Items 4 through 9 on the Proxy Card)

The proxy statement includes six shareholder proposals. The Board recommends that you vote against each of these proposals for the reasons described in the proxy statement. The Board asked that I mention to you in particular the following proposals:

—

Network Neutrality for Wireless Broadband – This proposal requests that Verizon commit to operating its wireless broadband network so as to “not privilege, degrade or prioritize any packet transmitted over its wireless infrastructure based on its source, ownership or destination.” Verizon believes that the rigid operational requirements of this proposal would expose Verizon’s wireless broadband customers to reduced service quality and security and impede its ability to offer services to meet the needs of its customers (pages 27-28 of the proxy statement); and

—

Vesting of Performance Stock Units – The Committee believes that this proposal, which would require the Committee to use relative TSR as the sole performance measure for all future awards of PSUs and would prohibit vesting of PSUs unless Verizon’s TSR equals or exceeds the median performance of the Related Dow Peers, is overly prescriptive and would unduly restrict the Committee’s ability to establish different types of performance measures for these awards. By focusing on a single component of Verizon’s executive compensation program – the performance goals established for the PSUs – without considering the long-term incentive award’s role in the total compensation opportunity provided by the program, the proposal would, in the Committee’s opinion, have the effect of severing the link between pay and performance and delivering compensation that is not competitive with Verizon’s peer companies. (pages 24-25 of the proxy statement.)

As the independent compensation consultant serving Verizon’s Committee, I look forward to continuing our dialogue regarding sound governance and executive compensation practices. The Committee and I appreciate your review of the proposals in the proxy statement. Please feel free to contact me if you would like to arrange a meeting or telephone conference call.

Sincerely,

Yvonne Chen

Managing Director

Enclosure